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                                                                    EXHIBIT 4.11



                                ESCROW AGREEMENT


         THIS ESCROW AGREEMENT (this "Agreement") is made and entered into as of the ___ day of _______, 2000, by and among World Access, Inc., a Delaware corporation ("WAXS"), Edward S. Soren (the "Shareholder Representative") and SunTrust Bank, Atlanta, a Georgia banking corporation (the "Escrow Agent").

                              W I T N E S S E T H:

         WHEREAS, WAXS and Communications TeleSystems International d/b/a WORLDxCHANGE Communications ("CTI") are parties to an Agreement and Plan of Merger, dated February __, 2000 (the "Merger Agreement"), pursuant to which WAXS has agreed to acquire CTI on the terms and conditions set forth in the Merger Agreement;

         WHEREAS, the Merger Agreement provides for the establishment of an escrow to secure the indemnification obligations under the Merger Agreement of the shareholders of CTI listed on Schedule 1 hereto (the "CTI Shareholders");

         WHEREAS, the Shareholder Representative has been appointed the representative and agent of the CTI Shareholders for purposes of actions and decisions required or permitted to be taken or made by the CTI Shareholders under the Merger Agreement or this Agreement;

         WHEREAS, it is the intent of the parties hereto that the CTI Shareholders be considered the beneficial owners of both the shares of WAXS Common Stock constituting the Escrow Fund (as defined below) as well as the Contingent Shares, if any, held by the Escrow Agent hereunder and which are not part of the Escrow Fund, for income tax purposes, including, without limitation, under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), so that both the shares of WAXS Common Stock as well as the Contingent Shares, if any, will be treated as having been received by the CTI Shareholders at the time set forth in the Merger Agreement for Section 368(a) purposes; and

         WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Merger Agreement.

         NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby mutually agree as follows:


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         1.       Escrow of Security.

                  (a) As security for the indemnification obligations of the CTI Shareholders under the Merger Agreement, 2,453,385 shares of WAXS Common Stock (the "Escrow Fund") have been delivered to the Escrow Agent, which shares shall be held and released by the Escrow Agent in accordance with the terms hereof.

                  (b) If any Contingent Shares are issued at a time that shares of WAXS Common Stock remain in escrow pursuant hereto, then any Contingent Shares that are issued with respect to such shares of WAXS Common Stock held hereunder shall be delivered to the Escrow Agent and shall be held and released in accordance with the terms of Section 4 hereof.

         2.       Loss Incurred.

                  (a) In the event that WAXS claims to have suffered a Loss for which it believes it is entitled to indemnification pursuant to Article VIII of the Merger Agreement, it shall notify the Escrow Agent and the Shareholder Representative in a writing providing the information required pursuant to
Section 8.4 of the Merger Agreement (a "Notice of Loss").

                  (b) Within twenty (20) days following delivery of a Notice of Loss, the Shareholder Representative shall provide to WAXS, with a copy to the Escrow Agent, a written response (a "Response Letter") in which the Shareholder Representative shall (i) agree that all of the amounts claims as a Loss in such Notice of Loss may be released from the Escrow Fund, (ii) agree that part, but not all, of the amounts claimed as a Loss in such Notice of Loss may be released from the Escrow Fund to WAXS or (iii) dispute that any of the amounts claimed as a Loss in such Notice of Loss may be released from the Escrow Fund to WAXS. If no Response Letter is delivered by the Shareholder Representative within such 20-day period, the Shareholder Representative shall be deemed to have disputed that any of the amounts claimed as a Loss in such Notice of Loss may be released from the Escrow Fund to WAXS.

                  (c) If the Shareholder Representative agrees that all or part of the amounts claimed as a Loss in such Notice of Loss may be released from the Escrow Fund to WAXS (the "Agreed Amount"), the Escrow Agent shall release to WAXS from the Escrow Fund an amount of shares of WAXS Common Stock equal to the Agreed Amount.

                  (d) In the event that the Shareholder Representative disputes (or is deemed to have disputed) the claim by WAXS of a Loss pursuant to Section 2(b) above, the Escrow Agent shall not pay the disputed amount of such claim to WAXS except as it may be directed (A) by a final decision of a court of competent jurisdiction, which decision has not been appealed within any applicable time periods for such appeal or with respect to which no appeal is available, or (B) by a notice in writing signed by WAXS and the Shareholder Representative. Such disputed claims of a Loss are hereinafter referred to as "Disputed Unpaid Losses." For purposes hereof, Disputed Unpaid Losses will be deemed to have been resolved upon the Escrow Agent paying


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the claim of Loss in accordance with clauses (A) or (B) above or upon a determination that WAXS is not entitled to be paid by the Escrow Agent any amount claimed as a Loss contained (X) in a final decision of a court of competent jurisdiction, which decision has not been appealed within any applicable time periods for such appeal or with respect to which no appeal is available, or (Y) in a notice in writing signed by WAXS and the Shareholder Representative.

         3. Release of Funds. In the event that on the first (1st) anniversary of the Closing Date no Notice of Loss is pending, the Escrow Agent shall release for transfer to the CTI Shareholders their pro rata portion of the balance of the Escrow Fund, if any. If on such date one or more Notices of Loss are pending, the Escrow Agent shall retain in escrow, from such amount to be released pursuant to this Section 3, such number of shares of WAXS Common Stock from the Escrow Fund as shall be sufficient to satisfy the amount of the Loss(es) specified in such Notice(s) of Loss, and release for transfer to the CTI Shareholders their pro rata portion of the remaining balance, if positive. Upon resolution of all Disputed Unpaid Losses, the Escrow Agent shall release to the CTI Shareholders their pro rata portion of the balance, if any, of the Escrow Fund.

         4.       Valuation of Escrow Fund; Release of Contingent Shares.

                  (a) For purposes of this Agreement, including, without limitation, the satisfaction of any claims pursuant to Section 2 hereof, the value of each share of WAXS Common Stock constituting a part of the Escrow Fund shall equal $20.38.

                  (b) The Contingent Shares, if any, that are delivered to the Escrow Agent pursuant to Section 1(b) hereof shall not constitute a part of the Escrow Fund. Each Contingent Share shall be released at such time as, and to the party entitled to receive, the underlying share of WAXS Common Stock with respect to which such Contingent Share was issued pursuant to the Merger Agreement is released pursuant to Section 3.

         5. Voting Rights; Dividends. The CTI Shareholders shall be the holders of record with full voting rights to both the shares of WAXS Common Stock as well as the Contingent Shares, if any, described in Section 1(b) hereof and held by the Escrow Agent hereunder and which are not part of the Escrow Fund. The CTI Shareholders shall be entitled to exercise such voting rights until such time, if any, as such shares of WAXS Common Stock are forfeited to WAXS in payment of a Loss pursuant to Section 2 hereof. The Escrow Agent shall deliver to the CTI Shareholders such proxies or other documents as may be necessary to enable the CTI Shareholders to exercise such voting rights. Further, the CTI Shareholders shall be entitled to promptly receive any distribution with respect to the shares of WAXS Common Stock and Contingent Shares including, without limitation, any distribution which constitutes a "dividend" within the meaning of Section 316 of the Code. Any such distributions paid with respect to such shares shall be distributed by the Escrow Agent to the CTI Shareholders as the holders of record of such shares.


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         6.       Rights and Obligations of the Escrow Agent.

                  (a) In performing any of its duties under this Agreement, or upon the claimed failure to perform its duties hereunder, the Escrow Agent shall not be liable to anyone for any damages, losses, or expenses which they may incur as a result of the Escrow Agent so acting, or failing to act; provided, however, that the Escrow Agent shall be liable for damages arising out of its willful misconduct or gross negligence under this Agreement. Accordingly, the Escrow Agent shall not incur any such liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of its counsel given with respect to any questions relating to the duties and responsibilities of the Escrow Agent hereunder, or (ii) any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for in this Agreement, not only as to such document's due execution and to the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons, and to conform with the provisions of this Agreement.

                  (b) The Escrow Agent shall be bound only by the terms of this Agreement and shall not be bound by or incur any liability with respect to the Merger Agreement or any other agreement or understanding between WAXS and the Shareholder Representative to which the Escrow Agent is not a party. The Escrow Agent shall not have any duties hereunder except those specifically set forth herein.

                  (c) In case any property deposited under this Agreement shall be attached, garnished or levied upon or pursuant to any order of court, or the delivery thereof shall be stayed or enjoined by an order or court, or any other order, judgment or decree shall be made or entered by any court affecting such property, or any part thereof, or any act of the Escrow Agent, the Escrow Agent is hereby expressly authorized to obey and comply with all final writs, orders, judgments, or decrees so entered or issued by any court without the necessity of inquiry whether such court had jurisdiction; and, if the Escrow Agent obeys or complies with any such writ, order, judgment, or decree, it shall not be liable to any of the parties hereto or to any other person, firm, or corporation by reason of such compliance.

         7. Fees of Escrow Agent. The Escrow Agent shall be entitled to reasonable fees for its services hereunder in an amount set forth on Schedule 2 hereto, which fees shall be paid by WAXS.

         8.       Removal or Resignation of Escrow Agent.

                  (a) WAXS and the Shareholder Representative, acting jointly, shall have the right, upon written notice to the Escrow Agent, to remove the Escrow Agent and appoint a successor. Upon acceptance of the duties of Escrow Agent hereunder, a successor escrow agent shall be entitled to all of the rights and powers as if originally named herein.


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                  (b) The Escrow Agent may resign at any time by delivering
written notice of such resignation to WAXS and the Shareholder Representative, in which event WAXS and the Shareholder Representative shall designate a successor escrow agent. Upon appointment of a successor escrow agent by the parties, and delivery of any cash held by the Escrow Agent to such successor, the Escrow Agent shall be discharged from all further duties and liabilities under this Agreement.

                  (c) If upon the effective date of any such removal or resignation, no successor escrow agent shall have been designated, the Escrow Agent shall have the right to tender into the registry or custody of any court of competent jurisdiction any part or all of the Escrow Fund; provided, however, that the Escrow Agent shall be entitled to its compensation earned prior thereto and the provisions of Section 7 hereof shall survive any such removal, resignation or tender.

         9. Termination. This Agreement shall terminate on the first to occur of (i) the later of (a) ten (10) days after the first (1st) anniversary of the Closing Date, (b) the satisfaction of all claims pending on the first
(1st) anniversary of the Closing Date and (c) the disbursement of the entire Escrow Fund in accordance with the terms hereof or (ii) a mutual consent signed by WAXS and the Shareholder Representative.

         10. Notices and Instructions. All notices and other communications given or made pursuant hereto must be in writing and will be deemed to have been duly given or made if delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) or by facsimile to the parties at the following addresses:

                  (a)      If to the Shareholder Representative:

                                    Post Office Box 7051
                                    Rancho Santa Fe, California 92067
                                    Facsimile No.:
                                    Telephone No.:


                           With a copy to:

                                    O'Melveny & Myers LLP
                                    610 Newport Center Drive
                                    Newport Beach, California 92660
                                    Attention:  David A. Krinsky, Esq.
                                    Facsimile No.: (949) 823-6994
                                    Telephone No.: (949) 823-7172


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                  (b)      If to WAXS:

                                    World Access, Inc.
                                    Resurgens Plaza, Suite 2210
                                    945 E. Paces Ferry Road
                                    Atlanta, GA 30326
                                    Attention: W. Tod Chmar
                                    Facsimile No.: (404) 233-2280
                                    Telephone No.: (404) 261-6190


                           With a copy to:

                                    Long Aldridge & Norman LLP
                                    Suite 5300
                                    303 Peachtree Street
                                    Atlanta, Georgia 30308
                                    Attention: H. Franklin Layson, Esq.
                                    Facsimile No.: (404) 527-4198
                                    Telephone No.: (404) 527-4052

                  (c)      If to the Escrow Agent:

                                    --------------------------------
                                    --------------------------------
                                    Attention:
                                              ----------------------
                                    Facsimile No.:
                                                  ------------------
                                    Telephone No.:
                                                  ------------------


or to such other persons or at such other addresses as furnished by either party by like notice to the other, and such notice or communication will be deemed to have been given or made as of the date so delivered.

         11. Entire Agreement; Amendment. This Agreement and the Merger Agreement contain the entire agreement of the parties with regard to the matters set forth herein and this Agreement may not be amended or modified except in writing signed by the parties hereto.

         12. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware and the escrow shall be administered at the offices of the Escrow Agent.


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         13.      Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. This Agreement shall not be assignable by any of the parties hereto without the prior written consent of the other parties, except that the Escrow Agent may be changed in accordance with the provisions of Section 8 hereof.

         14. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute but a single instrument.










                     [SIGNATURES APPEAR ON FOLLOWING PAGE]


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         IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

                                    "BUYER":

                                    WORLD ACCESS, INC.


                                    By:
                                        -----------------------
                                        Name:
                                        Title:


                                    "ESCROW AGENT":


                                    By:
                                        -----------------------
                                        Name:
                                        Title:


                                    "SHAREHOLDER REPRESENTATIVE":



                                    -----------------------------
                                          Edward S. Soren

                                   SCHEDULE 1


                                CTI SHAREHOLDERS



                                                            Percentage of CTI
                                                            Capital Stock
Name                              Address                   Held by Shareholder
----                              -------                   -------------------



                                   SCHEDULE 2


                                SCHEDULE OF FEES